Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We hereby consent to the incorporation by reference in the Registration Statement on Form F-4 (No. 333-125037) of Royal Dutch Shell plc, filed on May 18, 2005, of the report dated March 29, 2005, except for Note 1 which is as of July 20, 2005, relating to the consolidated financial statements of Royal Dutch Shell plc, which appears in this Report on Form 6-K of Royal Dutch Shell plc dated July 20, 2005.

/s/ KPMG Accountants N.V.

KPMG Accountants N.V.

The Hague — The Netherlands

July 20, 2005

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London — United Kingdom

July 20, 2005